Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Trinity Place Holdings Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated May 14, 2015, relating to the consolidated financial statements, the effectiveness of Trinity Place Holdings Inc.’s internal control over financial reporting, and schedule of Trinity Place Holdings Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended February 28, 2015. The report on the financial statements contains an explanatory paragraph regarding the shareholders’ approval of a plan of liquidation on November 1, 2011 and that as a result Trinity Place Holdings Inc. changed from a going concern basis of accounting to liquidation basis effective October 30, 2011.  The paragraph further explains that Trinity Place Holdings Inc. changed its basis of accounting back to the going concern basis of accounting on February 10, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

July 14, 2015